UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                               ENDWAVE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, Par Value $0.001 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    29264A206
                                    ---------
                                 (CUSIP Number)

                                December 31, 2008
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                                   ------------------
CUSIP No. 29264A206                       13G                 Page 2 of 8 Pages
---------------------------                                   ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           EagleRock Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          1,233,845
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,233,845
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,233,845
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.4% (see Item 4)
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                                   ------------------
CUSIP No. 29264A206                       13G                 Page 3 of 8 Pages
---------------------------                                   ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           Nader Tavakoli
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          1,233,845
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,233,845
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,233,845
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           13.4% (see Item 4)
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

---------------------------                                   ------------------
CUSIP No. 29264A206                       13G                 Page 4 of 8 Pages
---------------------------                                   ------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON

           EagleRock Institutional Partners, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          1,016,277
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,016,277
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,016,277
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- --------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           11.0% (see Item 4)
---------- --------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- --------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT

                                  SCHEDULE 13G

This Amendment No. 5 to Schedule 13G (this "Amendment No. 5") is being filed on behalf of EagleRock Capital Management, LLC, a Delaware limited liability company ("EagleRock Capital"), Mr. Nader Tavakoli, the principal of EagleRock Capital, and EagleRock Institutional Partners, LP, a Delaware limited partnership ("ERIP"), with respect to shares of Common Stock, par value $0.001 per share (the "Common Stock") of Endwave Corporation, a corporation organized under the laws of the State of Delaware (the "Issuer"), to amend the Schedule 13G filed on November 10, 2005 (as amended by Amendment No. 1 thereto filed on November 14, 2005, Amendment No. 2 thereto filed on February 14, 2006, Amendment No. 3 thereto filed on February 14, 2007, Amendment No. 4 thereto filed on January 4, 2008 and this Amendment No. 5, collectively, the "Schedule 13G"). Capitalized terms used herein and not otherwise defined have the meanings ascribed thereto in the Schedule 13G.


Item 1(a)           Name of Issuer:
                    --------------

                    Endwave Corporation

Item 1(b)           Address of Issuer's Principal Executive Offices:
                    -----------------------------------------------

                    130 Baytech Drive
                    San Jose, CA 95134

Items 2(a)          Name of Person Filing:
                    ---------------------

                    EagleRock Capital Management, LLC, Nader
                    Tavakoli, and EagleRock Institutional Partners, LP.

Item 2(b)           Address of Principal Business Office:
                    ------------------------------------

                    24 West 40th St., 10th Floor
                    New York, NY  10018

Item 2(c)           Citizenship:
                    -----------

                    EagleRock Capital is a limited liability company organized under the laws of the state of Delaware. Nader Tavakoli is a United States citizen. ERIP is a Delaware limited partnership.

Item 2(d)           Title of Class of Securities:
                    ----------------------------

                    Common Stock, par value $0.001 per share

Item 2(e)           CUSIP Number:
                    ------------

                    29264A206

Item 3              Not Applicable

Item 4              Ownership:
                    ---------

                    The percentages used herein are calculated based upon the 9,216,760 shares of Common Stock issued and outstanding as of October 24, 2008, as reported on the Issuer's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 11, 2008.

                    As of the close of business on December 31, 2008:

                    1. EagleRock Capital Management, LLC
                    (a) Amount beneficially owned: 1,233,845
                    (b) Percent of class: 13.4%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,233,845
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,233,845

                    2. Nader Tavakoli
                    (a) Amount beneficially owned: 1,233,845
                    (b) Percent of class: 13.4%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,233,845
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,233,845

                    3. EagleRock Institutional Partners, LP
                    (a) Amount beneficially owned: 1,016,277
                    (b) Percent of class: 11.0%
                    (c)(i) Sole power to vote or direct the vote: -0-
                    (ii) Shared power to vote or direct the vote: 1,016,277
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv) Shared power to dispose or direct the disposition:
                         1,016,277

                    EagleRock Capital and Nader Tavakoli own directly no shares of Common Stock. Pursuant to investment management agreements, EagleRock Capital maintains investment and voting power with respect to the shares of Common Stock held by EagleRock Master Fund, LP, a limited partnership existing under the laws of the Cayman Islands ("ERMF") and ERIP. Mr. Tavakoli is the manager of EagleRock Capital and therefore controls its investment decisions. ERMF holds 217,568 shares of Common Stock. ERIP holds 1,016,277 shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of EagleRock Capital and Mr. Tavakoli may be deemed to beneficially own 1,233,845 shares of Common Stock (constituting approximately 13.4% of the shares of Common Stock outstanding).

                    The filing of this amendment to Schedule 13G shall not be construed as an admission that EagleRock Capital or Mr. Tavakoli is for the purposes of Section 13(d) or 13(g) of the Securities Act of 1934, the beneficial owner of any of the shares of Common Stock held by ERMF or ERIP. Pursuant to Rule 13d-4, each of EagleRock and Mr. Tavakoli disclaim all such beneficial ownership.

Item 5              Ownership of Five Percent or Less of a Class:
                    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                    securities, check the following.   [ ]

Item 6              Ownership of More than Five Percent on Behalf of Another
                    --------------------------------------------------------
                    Person:
                    ------

                    Not Applicable

Item 7              Identification and Classification of the
                    ----------------------------------------
                    Subsidiary Which Acquired the Security Being
                    --------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not Applicable

Item 8              Identification and Classification of Members
                    --------------------------------------------
                    of the Group:
                    ------------

                    Not Applicable

Item 9              Notice of Dissolution of Group:
                    ------------------------------

                    Not Applicable

Item 10             Certification:
                    -------------

     By signing below the signatory certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 17, 2009

EAGLEROCK CAPITAL MANAGEMENT, LLC


By:     /s/ Nader Tavakoli
        -------------------------------------
Name:   Nader Tavakoli
Title:  Managing Member


NADER TAVAKOLI

/s/ Nader Tavakoli
---------------------------------------------


EAGLEROCK INSTITUTIONAL PARTNERS, LP

By:  EagleRock Institutional GP, LLC,
     its general partner

By:     /s/ Nader Tavakoli
        -------------------------------------
Name:   Nader Tavakoli
Title:  Managing Member